EXHIBIT 23.1

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of AmerUs Group Co. pertaining to the AmerUs Group Co. Chairman’s Bonus Plan for the registration of stock units and to the incorporation by reference therein of our reports dated February 5, 2002, with respect to the consolidated financial statements and schedules of AmerUs Group Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
February 17, 2003